Exhibit 16.1
SMSA Crane Acquisition Corp.
File No. 000-53800
Form 8-K/A
August 1, 2013

Letterhead of S. W. Hatfield, CPA

August 1, 2013

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On August 1, 2013, this Firm received a draft copy of a Current Report on Form 8-K/A to be filed with the Commission on August 1, 2013 by SMSA Crane Acquisition Corp. (SEC File # 000-53800, CIK: 1473287 (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K/A,  Item 4.01 disclosures which we read and consent that this letter may be filed as an exhibit to the registrant's Form 8-K/A.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas